As filed with the Securities and Exchange Commission on July 15, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pulmatrix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1821392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan

(Full title of the Plan)

Robert W. Clarke, Ph.D.

Chief Executive Officer and President Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Name and address of agent for service)

(781) 357-2333

(Telephone number, including area code, of agent for service)

Copy to:

Rick A. Werner, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Telephone: (212) 659-7300

Facsimile: (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.0001:
	729,100(3)	$2.80(4)	$2,041,480.00(4)	$205.58
	8,188(5)	$2.20(6)	$18,013.60(6)	$1.82
Total:	737,288	N/A	$2,059,493.60	$207.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of Pulmatrix, Inc. (the “Company”) common stock, par value $0.0001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.

(2)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0001007.

(3)	Represents shares of Common Stock added to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of Common Stock available for issuance thereunder, and that are issuable upon the exercise of stock options awarded under the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the price at which such stock options may be exercised.

(5)	Represents shares of Common Stock added to the Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of Common Stock available for issuance thereunder, and that are reserved for issuance pursuant to future awards under the Plan.

(6)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the high and low selling prices of the Common Stock on July 13, 2016 as reported on the NASDAQ Global Market.

EXPLANATORY NOTE

At the time the Plan was amended and restated, it reserved a total of 2,713,261 shares of Common Stock for issuance thereunder. Additionally, the Plan includes an “evergreen” provision that provides for an annual increase in the total number of shares of Common Stock reserved for issuance thereunder on the first day of each fiscal year beginning in calendar year 2016. Pursuant to the “evergreen” provision, the annual increase in the number of shares of Common Stock shall be equal to the lowest of: (i) 903,600 shares of Common Stock; (ii) five percent (5%) of the number of shares of Common Stock outstanding as of the date of the increase; and (iii) an amount determined by the Company’s board of directors.

As a result of the “evergreen” provision, effective January 1, 2016, 737,288 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance under the Plan. This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the 737,288 shares of Common Stock that may be issued under the Plan pursuant to the “evergreen” provision, consisting of (i) an aggregate of 729,100 shares of Common Stock that may be issued pursuant to stock options awarded under the Plan and (ii) 8,188 shares of Common Stock reserved for issuance pursuant to future awards under the Plan.

All share numbers in this Registration Statement have been adjusted to give effect to the Company’s 1-for-2.5 reverse stock split of its issued and outstanding Common Stock that occurred on June 15, 2015. Except as otherwise set forth below, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2014 (File No. 333-195737), July 20, 2015 (File No. 333-205752) and September 18, 2015 (File No. 333-207002) are incorporated herein by reference as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the SEC are hereby incorporated into this Registration Statement by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 10, 2016 (the “Annual Report”);

2.	The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2016, that were incorporated by reference into the Annual Report;

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016;

4.	Our Current Report on Form 8-K, filed with the SEC on May 25, 2016;

5.	Our Current Report on Form 8-K filed with the SEC on June 17, 2016; and

6.	The description of our Common Stock contained in our Registration Statement on Form S-4 (File No. 333-203417) filed with the SEC on April 15, 2015, as amended by Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on May 1, 2015 and Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 filed on September 18, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on July 15, 2016.

PULMATRIX, INC.

By:	/s/ Robert W. Clarke, Ph.D.
Name: Robert W. Clarke, Ph.D. Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert W. Clarke, Ph.D. and William Duke, Jr., severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Title	Title	Date

/s/ Robert W. Clarke, Ph.D. Robert W. Clarke, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	July 15, 2016

/s/ William Duke, Jr. William Duke, Jr.	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 15, 2016

/s/ Steven Gillis, Ph.D. Steven Gillis, Ph.D.	Director	July 15, 2016

/s/ Michael J. Higgins Michael J. Higgins	Director	July 15, 2016

/s/ Mark Iwicki Mark Iwicki	Chairman of the Board of Directors	July 15, 2016

/s/ Terrance G. McGuire Terrance G. McGuire	Director	July 15, 2016

/s/ Scott M. Rocklage, Ph.D. Scott M. Rocklage, Ph.D.	Director	July 15, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number

2.1#	Agreement and Plan of Merger, dated March 13, 2015, by and among Pulmatrix, Inc., Pulmatrix Operating Company and Ruthigen Merger Corp.		Form 8-K (Exhibit 2.1)	03/13/15	001-36199

4.1	Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.1)	08/14/15	001-36199

4.2	Restated Bylaws of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.2)	08/14/15	001-36199

4.3	Form of Specimen Stock Certificate.		Form 8-K (Exhibit 4.1)	06/16/15	001-36199

5.1	Opinion of Haynes and Boone, LLP.	X

23.1	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).	X

23.2	Consent of Marcum LLP, independent registered public accounting firm.	X

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).	X

99.1	Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan.		Form 8-K (Exhibit 10.6)	06/16/15	001-36199

#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pulmatrix, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.